EXHIBIT 5.1

DLA Piper llp (us) 401 Congress Avenue, Suite 2500 Austin, Texas 78701 T 512.457.7000 F 512.457.7001 W www.dlapiper.com

August 16, 2018

PROS Holdings, Inc.
3100 Main Street, Suite 900
Houston, Texas 77002

Re:                             PROS Holdings, Inc., Registration Statement on Form S-3ASR
(File No. 333-226812)

Ladies and Gentlemen:

We have acted as counsel to PROS Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale by the Company of 3,800,000 shares of the Company’s common stock, $0.001 par value (“Common Stock”) (with an additional 570,000 shares of Common Stock issuable upon exercise of an option granted to the underwriters by the Company) (the “Shares”), as set forth in the Company’s registration statement, pursuant to an automatic registration statement on Form S-3 (File No. 333-226812) (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”) on August 13, 2018, and the preliminary prospectus dated August 13, 2018 (the “Base Prospectus”) contained therein, as supplemented by the final prospectus supplement dated August 16, 2018 (the “Prospectus Supplement”).

In connection with this opinion letter, we have examined the Registration Statement, the Base Prospectus, the Prospectus Supplement and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware, the Company’s Amended and Restated Bylaws, and the minutes of meetings of the stockholders and the Board of Directors of the Company, as provided to us by the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that Shares have been duly and validly authorized, and when issued and sold in accordance with the Registration Statement and the related Base Prospectus and Prospectus Supplement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is expressly limited to the matters set forth above.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the base prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)